Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2019 FOURTH QUARTER AND FULL YEAR

 OPERATING RESULTS INCLUDING NON-CASH PENSION

SETTLEMENT AND COMPENSATION EXPENSE CHARGES

Milwaukee, Wisconsin – August 8, 2019 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and year ended June 30, 2019.

Fourth Quarter Highlights

•	Net sales for the fourth quarter were $128.7 million, representing a 10.3% increase from sales of $116.7 million in the fourth quarter of fiscal year 2018.

•	GAAP net loss and diluted loss per share were a loss of $62,000 and ($.02) respectively, compared to net income of $4.0 million and $1.07 earnings per share in the comparable prior year period.

•
Excluding the impact of non-cash pension termination settlement and compensation expense charges, 2019 adjusted net income was $2.7 million and $.73 diluted earnings per share representing a decrease from $4.0 million and $1.07 diluted earnings per share in the fourth quarter of fiscal year 2018.

Full Fiscal Year 2019 Highlights

•	Net sales were $487.0 million for the fiscal year ended June 30, 2019, a 10.9% increase from sales of $439.2 million in fiscal 2018.

•
GAAP net loss and diluted loss per share were a net loss of $17.0 million and ($4.63), respectively, compared to net income of $12.3 million and $3.32 diluted earnings per share in the comparable prior year period.

•
Excluding the impact of pension termination settlement and compensation expense charges, adjusted net income and adjusted diluted earnings per share were $10.6 million and $2.84, respectively, for the fiscal year ended June 30, 2019, a decrease from $12.3 million net income and $3.32 diluted earnings per share in fiscal year 2018.

Frank Krejci, President and CEO commented: “Unfortunately, the accounting treatment of the pension termination settlement overshadows the significant benefits going forward. We are reporting large non-cash charges to earnings in Fiscal 2019, but we no longer face the risk of having to make future pension contributions.”

“Two additional factors impacted the drop in adjusted profitability in the current year.”

“The Mexican government mandated a doubling of the minimum wage effective January 1, 2019 which impacted wage rates generally. It was to be offset by tax benefits but that has not yet happened. As the tax benefits may or may not be enacted, we have taken actions to reduce the impact of this increase going forward.”

“A recent double digit drop in the Chinese automotive market hurt our volumes and profitability in our VAST China operation. While the Chinese auto market has shown some recent weakness, we still believe that there is long term opportunity in 1) a growing market; 2) broadening our product offering in power access; and 3) increasing our market share. We therefore remain committed to investing in China. Our new plant, currently under construction, will position our VAST partnership for growth in China and create greater opportunity to service the local China market.”

“Over the past two years, we have made significant investments in our business. Certain capital expenditures have not returned benefits as quickly as we had planned. New strategic product development expenses have increased costs in the present to provide new future business. The increased sales we have enjoyed have come at a cost to the Company, resulting from the strain of the resulting growth on our operations. We are disappointed with the declining financial performance and the resulting recent performance of our stock price. During Fiscal 2019, we have focused our efforts on rectifying these issues.”

“Headcount reductions were recently implemented to better align our resources with our strategies. After start-up challenges, we are beginning to recognize efficiencies and reduced quality costs at our joint venture plant in Leon, Mexico. We won our second consecutive PACE Award for innovation in the automotive industry. It is very challenging to win this prestigious award, so winning two years in a row is rare. The award recognized our first-to-market power tailgate for the Chevrolet Silverado pick-up truck. We believe this will create significant opportunity for us in this strong market segment.”

“Our efforts improved operating cash flow significantly this past year. Debt was reduced by $9 million to $42 million. New programs were launched into production and important new programs were won. I am seeing progress in improving efficiencies and putting some start-up challenges behind us. I look forward to these efforts positively impacting our future.”

Pension Termination Adjustment

Unlike many companies, STRATTEC was prudent in fully funding our pension obligations. After buying annuities from an insurance company, excess pension funds remained. Rather than paying punitive taxes for STRATTEC to recapture those excess funds, the STRATTEC Board of Directors voted during June 2019 to make a tax free contribution into employee 401K accounts during December 2019. This will result in additional non-cash GAAP accounting charges of approximately $4.3 million on a pre-tax basis which will impact our earnings during the first six months of our new fiscal year beginning on July 1, 2019. No further pension related accounting charges are expected after that time.

The impact of the fiscal year 2019 non-cash pension settlement charges (net of recoveries) and non-cash compensation charges reduced pre-tax earnings by $31,878,000 and $4,195,000, respectively, which in total reduced diluted earnings per share for the current year by $7.47. Without these charges, adjusted diluted earnings per share during the current fiscal year would have been $2.84. For further information, see the Non-GAAP to GAAP reconciliation table, along with the explanatory note following the table, included in this release.

The non-adjusted decrease in Gross Profit margin in the current year quarter compared to the prior year quarter was attributed to a $2,491,000 non-cash compensation expense charge. The non-adjusted increase in Selling, Engineering and Administrative expenses in the current year quarter was primarily attributed to a $1,704,000 non-cash compensation charge. Both are related to the future transfer of the excess plan assets remaining in the pension plan to the STRATTEC defined contribution plan.

STRATTEC SECURITY CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except earnings per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Gross profit (GAAP measure)	$14,199	$13,137	$57,800	$54,443

Compensation charge, pre-tax	2,491	-	2,491	-

Adjusted gross profit	$16,690	$13,137	$60,291	$54,443

Engineering, selling & administrative expenses (GAAP measure)	$13,964	$10,135	$47,186	$41,168

Compensation charge, pre-tax	1,704	-	1,704	-

Adjusted engineering, selling & administrative expenses	$12,260	$10,135	$45,482	$41,168

Operating income (GAAP measure)	$235	$3,002	$10,614	$13,275

Compensation charge, pre-tax	4,195	-	4,195	-

Adjusted operating income	$4,430	$3,002	$14,809	$13,275

Net (loss) income (GAAP measure)	$(62)	$3,976	$(17,029)	$12,283

Pension termination settlement (recovery) charge, net of tax	(425)	-	24,387	-

Compensation charge, net of tax	3,209	-	3,209	-

Adjusted net income	$2,722	$3,976	$10,567	$12,283

Diluted (loss) earnings per share (GAAP measure)	$(0.02)	$1.07	$(4.63)	$3.32

Pension termination settlement (recovery) charge, net of tax	(0.11)	-	6.60	-

Compensation charge, net of tax	0.86	-	0.87	-

Adjusted diluted earnings per share	$0.73	$1.07	$2.84	$3.32

Fourth Quarter

Net sales for the fourth quarter ended June 30, 2019 were $128.7 million, compared to net sales of $116.7 million for the fourth quarter ended July 1, 2018. Net loss was $62,000 (profit of $2.7 million adjusted) in the current year quarter, compared to net income of $4.0 million in the prior year quarter. Diluted loss per share for the 2019 fourth quarter was $0.02 ($.73 adjusted diluted earnings per share) compared to diluted earnings per share of $1.07 in the prior year quarter.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	June 30, 2019	July 1, 2018
Fiat Chrysler Automobiles	$29,479	$33,263
General Motors Company	32,608	21,675
Ford Motor Company	15,754	14,933
Tier 1 Customers	18,816	19,232
Commercial and Other OEM Customers	24,344	22,609
Hyundai / Kia	7,703	5,018
TOTAL	$128,704	$116,730

Sales to Fiat Chrysler Automobiles (FCA) in the current year quarter decreased over the same period in the prior year quarter due primarily to lower vehicle production volumes on the FCA minivans for which we supply multiple components. The increase in sales to General Motors Company and the Ford Motor Company in the current year quarter compared to the prior year quarter related primarily to higher production volumes and content on products we supply to their business. Sales to Tier 1 Customers decreased in the current year quarter due to lower production volumes on products we supply. Sales to Commercial and Other OEM Customers during the current year quarter increased in comparison to the prior year quarter mainly due to higher sales volumes related to our Aftermarket business. These customers, along with the Tier 1 Customers, primarily represent purchasers of vehicle access control products, such as latches, fobs, driver controls and door handles that we have developed in recent years to complement our historic core business of locks and keys. The increased sales to Hyundai / Kia in the current year quarter were principally due to higher levels of production on the Kia Sedona minivan for which we supply components.

Adjusted Gross Profit margins improved to 12.9% in the current year quarter compared to 11.3% in the prior year quarter primarily due to increases in volumes and some improvements in operations.

Adjusted Engineering, Selling and Administrative expenses as a percent of net sales in the current year quarter were 9.5% compared to 8.7% in the prior year quarter. The increase in overall operating expense spending in the current year quarter was primarily due to new product development costs. During the current year quarter, we utilized third party vendors for a portion of our development work, which resulted in higher operating expenses as compared to the prior year quarter.

Included in Other Income (Expense), Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	June 30,	July 1,
	2019	2018
Equity Earnings of VAST LLC Joint Venture	$228	$1,299
Equity Earnings (Loss) of STRATTEC Advanced Logic, LLC	104	115
Net Foreign Currency Transaction Gain	(72)	408
Other	33	258
	$293	$2,080

The reduction in equity earnings of VAST LLC in the current year quarter primarily related to significantly lower sales volume and resulting lower profitability in our VAST China operation. In addition, we continue to invest in the growing China market with higher development costs for new programs and the costs of breaking ground for the new plant in Jingzhou, China, which we believe will give VAST added capacity, efficiencies and the advantage of a broader geographic footprint.

Full Year

 For the fiscal year ended June 30, 2019, STRATTEC net sales were $487.0 million compared to net sales of $439.2 million during fiscal 2018. Net loss for fiscal 2019 was $17.0 million ($10.6 million adjusted net income) compared to net income of $12.3 million in the prior year. Diluted loss per share for the current year was $4.63 ($2.84 adjusted diluted earnings per share) compared to diluted earnings per share of $3.32 in the prior year.

Non-GAAP Financial Measures

This press release contains financial measures not prepared in accordance with generally accepted accounting principles (referred to as Non-GAAP), specifically “adjusted net income” and “adjusted diluted earnings per share.” “Adjusted net income” is defined as net (loss) income attributable to STRATTEC SECURITY CORPORATION shareholders excluding (1) the pension termination settlement charge (recovery), net of tax, and (2) the compensation expense charges, net of tax. “Adjusted diluted earnings per share” is defined as “Adjusted net income” divided by average diluted shares of common stock outstanding. The Company believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, provide additional information for evaluating STRATTEC’s performance and are important measures by which STRATTEC’s management is able to assess the profitability and liquidity of STRATTEC’s business. These Non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) as a measure of operating performance. These Non-GAAP measures may be different than Non-GAAP financial measures used by other companies.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan. Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name. STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries and costs of operations (including fluctuations in the cost of raw materials). Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands, except per share amounts)

	Fourth Quarter Ended		Years Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
	(Unaudited)		(Unaudited)

Net Sales	$128,704	$116,730	$487,006	$439,195
Cost of Goods Sold	114,505	103,593	429,206	384,752
Gross Profit	14,199	13,137	57,800	54,443

Engineering, Selling & Administrative Expenses	13,964	10,135	47,186	41,168
Income from Operations	235	3,002	10,614	13,275

Interest Income	-	-	-	8
Interest Expense	(391)	(376)	(1,615)	(1,137)
Pension Termination Settlement Recovery (Charge)	556	-	(31,878)	-
Other Income, Net	293	2,080	2,446	5,552
Income (Loss) before Provision for
Income Taxes and Non-Controlling Interest	693	4,706	(20,433)	17,698

(Benefit) Provision for Income Taxes	(746)	114	(7,740)	2,070

Net Income (Loss)	$1,439	$4,592	$(12,693)	$15,628

Net Income Attributable to Non-Controlling Interest	1,501	616	4,336	3,345

Net (Loss) Income Attributable to STRATTEC SECURITY CORPORATION	$(62)	$3,976	$(17,029)	$12,283

(Loss) Earnings Per Share:
Basic	$(0.02)	$1.09	$(4.63)	$3.39
Diluted	$(0.02)	$1.07	$(4.63)	$3.32

Average Basic Shares Outstanding	3,691	3,635	3,676	3,628

Average Diluted Shares Outstanding	3,691	3,705	3,676	3,703

Other
Capital Expenditures	$3,903	$4,752	$17,453	$24,134
Depreciation	$4,616	$4,034	$17,159	$14,585

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	June 30, 2019	July 1, 2018
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$7,809	$8,090
Receivables, net	84,230	73,832
Inventories, net	47,262	46,654
Other current assets	17,331	22,527
Total Current Assets	156,632	151,103
Investment in Joint Ventures	23,528	22,192
Other Long Term Assets	14,456	17,338
Property, Plant and Equipment, Net	118,120	116,542
	$312,736	$307,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$41,889	$38,439
Other	37,374	30,354
Total Current Liabilities	79,263	68,793
Accrued Pension and Post Retirement Obligations	2,425	2,379
Borrowings Under Credit Facility	42,000	51,000
Other Long-term Liabilities	1,232	1,757
Shareholders’ Equity	317,681	331,375
Accumulated Other Comprehensive Loss	(18,568)	(33,439)
Less: Treasury Stock	(135,725)	(135,778)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	163,388	162,158
Non-Controlling Interest	24,428	21,088
Total Shareholders’ Equity	187,816	183,246
	$312,736	$307,175

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net Income (Loss)	$1,439	$4,592	$(12,693)	$15,628
Adjustment to Reconcile Net Income (Loss) to
Cash Provided by Operating Activities:
Equity Gain in Joint Ventures	(332)	(1,414)	(2,783)	(4,532)
Depreciation	4,616	4,034	17,159	14,585
Foreign Currency Transaction Loss (Gain)	136	(722)	397	(549)
Unrealized Loss (Gain) on Peso Contracts	77	473	(39)	1,160
Deferred Income Taxes	(1,991)	2,739	(10,122)	1,029
Non-Cash Compensation Expense	4,195	-	4,195	-
Pension Termination Settlement (Recovery) Charge	(556)	-	31,878	-
Stock Based Compensation Expense	266	259	1,133	1,130
Change in Operating Assets/Liabilities	(2,731)	(6,713)	996	(21,457)
Other, net	101	(10)	(180)	(54)

Net Cash Provided by Operating Activities	5,220	3,238	29,941	6,940

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	(200)	(125)
Additions to Property, Plant and Equipment	(3,903)	(4,752)	(17,453)	(24,134)
Other	41	29	53	341
Net Cash Used in Investing Activities	(3,862)	(4,723)	(17,600)	(23,918)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	3,000	3,000	5,000	24,000
Repayments Under Credit Facility	(5,000)	-	(14,000)	(3,000)
Dividends Paid	(516)	(509)	(2,062)	(2,034)
Dividends Paid to Non-Controlling Interest Of Subsidiaries	-	(600)	(1,384)	(2,817)
Exercise of Stock Options and Employee Stock Purchases, Including Excess Tax Benefits From Stock Based Compensation	27	25	271	242

Net Cash (Used In) Provided by Financing Activities	(2,489)	1,916	(12,175)	16,391

Foreign Currency Impact on Cash	(262)	622	(447)	316

Net (Decrease) Increase in Cash & Cash Equivalents	(1,393)	1,053	(281)	(271)

Cash and Cash Equivalents:
Beginning of Period	9,202	7,037	8,090	8,361
End of Period	$7,809	$8,090	$7,809	$8,090